Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on February 4, 2010 pertaining to the Senomyx, Inc. 2004 Equity Incentive Plan and the Senomyx, Inc. 2004 Employee Stock Purchase Plan of our reports dated February 4, 2010, with respect to the financial statements of Senomyx, Inc., and the effectiveness of internal control over financial reporting of Senomyx, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
February 4, 2010